Exhibit 99.1
May 27, 2008
The Bank of New York
Trustee, LL&E Royalty Trust
919 Congress Avenue, Suite 500
Austin, TX 78701

Re:	Estimates of Proved Reserves and Future Net Revenues for the LL&E Royalty Trust As of December 31, 2007
Gentlemen:
     We estimated the proved reserves and the future net revenues attributable to working and royalty interests owned by ConocoPhillips and Quantum Resource Management (hereinafter referred to as “the Working Interest Owner”) in certain properties associated with the LL&E Royalty Trust (“the Trust”) interest.
     The estimated net proved imputed reserves and future net revenues, discounted at 10 percent per annum, owned by the Trust and without consideration of the Trust Termination Clause, as of December 31, 2007, are as follows:

	Net Proved Imputed Reserves and Revenues (1) (2)
	Crude Oil,			Net Revenues
	Condensate, and	Natural	Future Net	Discounted at 10%
	Natural Gas Liquids	Gas,	Revenues,	Per Year,
Reserve Category	MBbls.	MMcf	M$	M$

Proved Developed	491.3	468.1	49,444.2	33,726.1
Proved Undeveloped	0.0	0.0	0.0	0.0

Total Proved	491.3	468.1	49,444.2	33,726.1

1)	As of the effective date of this report, the Trust announced it will terminate effective December 31, 2007 since net revenues to the Trust fell below $5,000,000 for two successive years “the Termination Threshold” during 2006 and 2007, even though some of the Trust properties have remaining productive lives.

2)	Total Proved Reserves and Revenues may not equal the sum of the separate categories due to the manner in which the trust model handles the recovery of excess production costs. Timing of the recoupment of these costs out of total proved production may vary slightly from the timing associated with the separate proved reserve categories. Future excess production costs will be recouped out of total proved production regardless of reserve category.
Two Houstan Center • 900 Fannin Street, Suite 1300 • Houston, Texas 77010
Telephone 713-651-9455 • Telefax 713-654-9914 • e-mail: mail@millerandlents.com

The Bank of New York	May 27, 2008
Trustee, LL&E Royalty Trust	Page 2
     The above figures are based on estimates from the Trust economic model attached to this report. The Trust owns, indirectly through a partnership with the Working Interest Owner, (a) net overriding royalty interests equivalent to net profits interests (the “Overriding Royalties”) in certain productive oil and gas properties located in Alabama, Florida, and federal waters Offshore Louisiana (the “Working Interest Properties”) and (b) royalty interests (the “Royalties”) in certain productive oil and gas properties located on the Company’s South Louisiana fee lands (the “Fee Lands”) acreage. We estimated the imputed reserves using the formulas and criteria specified by the Working Interest Owner, as described in the following paragraphs, and estimated the future net revenues to the Trust in accordance with the definitions contained in the Securities and Exchange Commission Regulation S-X, Rule 4-10(a) as shown in the Appendix.
     Estimated future net revenues and present value of estimated future net revenues are not intended and should not be interpreted to represent fair market value for the estimated reserves.
     Gas volumes for each property are stated at the pressure and temperature bases appropriate for the sales contract or state regulatory authority; therefore, some of the aggregated totals may be stated at a mixed pressure base.
     The table below shows summary projections of the estimated undiscounted future net revenues to the Trust and without consideration of the Trust Termination Clause:

	Estimated Future Net Revenues to the Trust (1) (2)
For Production	From Proved	From Proved	From Total
During the 12	Developed	Undeveloped	Proved
Months Ended	Reserves,	Reserves,	Reserves,
December 31	M$	M$	M$

2008	3,212.0	0.0	3,212.0
2009	7,030.5	0.0	7,030.5
2010	8,555.4	0.0	8,555.4
2011	7,190.2	0.0	7,190.2
2012	5,987.1	0.0	5,987.1
2013	4,874.7	0.0	4,874.7
Remainder	12,594.3	0.0	12,594.3

Total	49,444.2	0.0	49,444.2

1)	As of the effective date of this report, the Trust announced it will terminate effective December 31, 2007 since net revenues to the Trust fell below $5,000,000 for two successive years “the Termination Threshold” during 2006 and 2007, even though some of the Trust properties have remaining productive lives.

The Bank of New York	May 27, 2008
Trustee, LL&E Royalty Trust	Page 3

2)	Total Proved Reserves and Revenues may not equal the sum of the separate categories due to the manner in which the trust model handles the recovery of excess production costs. Timing of the recoupment of these costs out of total proved production may vary slightly from the timing associated with the separate proved reserve categories. Future excess production costs will be recouped out of total proved production regardless of reserve category.
     The estimated future net revenues to the Trust from proved reserves of the Working Interest Properties and Fee Lands have been determined on the basis of when oil or gas attributable to the Overriding Royalties or the Royalties is estimated to be produced. However, the distribution of the Net Proceeds to the Trust will occur approximately 65 days after the end of the month in which the sales of oil and gas from the productive properties and the Fee Lands are recorded as revenues by the Working Interest Owner. Therefore, the estimated future net revenues to the Trust from proved reserves for a 12-month period beginning January 1 correspond to estimated distributions to the Trust during the following quarter. The amounts in the table above reflect those estimates of the disbursements to the Trust and without consideration of the Trust Termination Clause.
     The following table sets forth the total estimated undiscounted future net revenues to be disbursed to the Trust from estimated proved reserves for each of the Working Interest Properties and the Fee Lands:

		Last Year of
	Estimated Future	Estimated
	Net Revenues to	Economic
	The Trust,	Life of
Property	M$(1)(2)	Reserves(3)

Jay Field	48,566.1	2020
South Pass 89	0.0	2009
Offshore Louisiana	0.0	2015
Fee Lands	878.1	2018

Total	49,444.2

1)	As of the effective date of this report, the Trust announced it will terminate effective December 31, 2007 since net revenues to the Trust fell below $5,000,000 for two successive years “the Termination Threshold” during 2006 and 2007, even though some of the Trust properties have remaining productive lives.

2)	Total Proved Reserves and Revenues may not equal the sum of the separate categories due to the manner in which the trust model handles the recovery of excess production costs. Timing of the recoupment of these costs out of total proved production may vary slightly from the timing associated with the separate proved reserve categories. Future excess production costs will be recouped out of total proved production regardless of reserve category. Based on information provided by the Working Interest Owner, it is estimated that the future dismantlement costs in excess of the amounts currently held in escrow, will exceed the estimated future net revenues for the South Pass 89 and Offshore Louisiana properties and will result in zero future net revenues to the Trust.

3)	Projected economic life without consideration of estimated future dismantlement costs.

The Bank of New York	May 27, 2008
Trustee, LL&E Royalty Trust	Page 4
     For the purposes of computing the future net revenues to the Trust, the Working Interest Properties have been combined geographically into three groups of leases designated as the “Jay Field”, “South Pass 89”, and “Offshore Louisiana”. The Working Interest Owner have conveyed Overriding Royalties to the Trust expressed as various percentages of Net Proceeds from these Working Interest Properties and has also conveyed to the Trust a three percent royalty interest in the Fee Lands. The table below sets forth the percentage of Net Proceeds attributable to the Overriding Royalties for each Working Interest Property:

Percentage of Net Proceeds
Working Interest Property	Attributable to Overriding Royalties

Jay Field	50
South Pass 89	50
Offshore Louisiana	90
     The Overriding Royalties owned by the Trust are equivalent to net profits interests of varying percentages, as shown above, of the Net Proceeds from the sale of production of oil, gas, and other hydrocarbons from the Working Interest Properties. Net Proceeds have been computed on a property-by-property basis and consist of the estimated revenues to be recorded by the Working Interest Owner from the sale of oil, gas, and other hydrocarbons from each of the Working Interest Properties less (a) all direct costs, charges, and expenses incurred by the Working Interest Owner in production, development, and other operations on the Working Interest Properties (including secondary and tertiary recovery operations), and for dismantlement and abandonment costs where applicable; (b) all applicable taxes (including severance and ad valorem) excluding income taxes; (c) all operating charges directly associated with the Working Interest Properties; (d) applicable charges for certain overhead expenses; and (e) other charges specified in the Trust documents. Administrative expenses of the Trust have not been deducted in determining the net revenues in the foregoing tables. The current estimates of the future dismantlement costs net of salvage value to the Working Interest Owner’s working interest are approximately $7.5 million for South Pass 89, $14.2 million for Jay Field, and $13.7 million for the Offshore Louisiana properties. As of December 31, 2007, the South Pass 89, Jay Field, and the Offshore Louisiana properties’ escrow balances were approximately $5.5 million, $4.5 million, and $5.0 million, respectively, leaving an additional $2.0 million, $9.7 million, and $8.7 million, respectively, attributable to the Working Interest Owner’s working interest to be escrowed in the future.
     Excess production costs will result to the Working Interest Owner’s working interest in the event that the costs, charges, and expenses attributable to a Working Interest Property exceed the revenues received from the sale of oil, gas, and other hydrocarbons produced from such property (“Excess Production Costs”). Pursuant to the provisions of the Trust documents, the Working Interest Owner is allowed to recover such costs from future Net Proceeds. Excess production costs to the Working Interest Owner’s working interest to be recovered from future Net Proceeds as of December 31, 2007, were $2,533,728 for South Pass 89, $5,662,227 for Jay Field, and $9,142,193 for the Offshore Louisiana properties.

The Bank of New York	May 27, 2008
Trustee, LL&E Royalty Trust	Page 5
     The estimated future net revenues have been calculated, pursuant to the methods prescribed by the Securities and Exchange Commission, by applying the product prices for oil, gas, condensate, and natural gas liquids as of December 31, 2007, to the estimated future production of these products over the economic life of the reserves and assuming continuation of current economic conditions.
     Well plugging and field abandonment costs were supplied by the Working Interest Owner and used in the calculation of the Net Proceeds for the properties. However, the full cost impact of the 2005 hurricane season beyond that which has already been provided by the Working Interest Owner, is still not fully known with regard to potential additional costs for the restoration and abandonment of certain facilities and wells. Thus, if additional costs due to the 2005 hurricanes are incurred, this would have a negative impact to the Trust. Future cost estimates, if any, for the restoration of producing properties to satisfy environmental standards were not deducted from future revenues as such estimates are beyond the scope of this assignment.
     The reserve estimates and production rate projections used to forecast future net revenues and imputed reserves attributable to the Trust are based on geologic and engineering studies, with corresponding rate projections made consistent with current producing rates and performance of comparable wells. Where sufficient data were available, oil and gas reserves were estimated by extrapolation of established historical performance trends. Reserves for the remaining properties were estimated by volumetric calculations or by analogy to similar properties.
     Estimated reserves for Jay Field were forecasted based on an analysis of historical production volumes and decline rates. Included in the forecast are additional production volumes from Quantum’s planned 12 well workover program and future capital expenditures which Quantum indicates will likely be spent to improve field facilities. From September, 2007 through December, 2007 the monthly oil production rates have improved as a result of plant and field production enhancements performed by Quantum.
     Subsequent to the effective date of the report, Quantum has provided plans to drill two horizontal laterals from existing wells for approximately $3.7 million dollars each. The cost and potential production volumes from these future wells as well as potential revenues attributable to the Trust from Jay Field sulfur sales have not been included in this report.
     Net reserves, as used herein, are reserves net to the Working Interest Owner or imputed to the Trust after taking into account existing third party interests and landowner royalties. Portions of the properties are pooled or unitized, and the reserve estimates herein are based on existing pooling and unitization arrangements.
     The imputed estimated proved reserves attributable to the Trust were calculated for each of the three groups of Working Interest Properties and the Fee Lands by multiplying the respective net proved reserves of

The Bank of New York	May 27, 2008
Trustee, LL&E Royalty Trust	Page 6
the Working Interest Owner by the ratio of the estimated future net revenues of the Trust to the estimated future gross revenues of the Working Interest Owner prior to consideration of the Trust, as follows:

Estimated future
Imputed proved reserves		net revenues to the		Estimated net proved
to the Trust (expressed	=	Trust	x	reserves of the Working Interest Owner
in Bbls or Mcf)		Estimated future		(Bbls or Mcf)
gross revenues
to the Working Interest Owner(1)

1)	Prior to subtraction of all costs (including Jay Field fuel and severance taxes) and the costs attributable to the Trust.
     As the imputed estimated proved reserves of the Trust are calculated using estimated future net revenues, future changes in the product pricing assumptions on which the revenue estimates are based would result in corresponding changes in the Trust’s imputed estimated proved reserves, which could be significant.
     As of the effective date of this report, the LL&E Royalty Trust announced the Trust will terminate effective December 31, 2007 since net revenues to the Trust fell below $5,000,000 for two successive years “the Termination Threshold” during 2006 and 2007, even though some of the Trust properties have remaining productive lives.
     The evaluations presented in this report, with the exceptions of those parameters specified by others, reflect our informed judgments based on accepted standards of professional investigation but are subject to those generally recognized uncertainties associated with the interpretation of geological, geophysical, and engineering information. Government policies and market conditions different from those employed in this study may cause the total quantity of oil or gas to be recovered, actual production rates, prices received, or operating and capital costs to vary from those presented in this report. Minor precision inconsistencies in subtotals or totals may arise in the report due to the truncation or rounding of aggregated values.
     The extent and character of ownership, reversions, test, production, and other data which were furnished by the Working Interest Owner have been accepted as represented. Operating costs and estimated capital expenditures furnished by the Working Interest Owner were reviewed for reasonableness. No field inspections or well tests were conducted by Miller and Lents, Ltd. personnel in conjunction with this study. We did not verify or determine the extent, character, obligations, status, or liabilities, if any, arising from any gas imbalances or any current or possible future environmental liabilities that might be applicable.
     Miller and Lents, Ltd. is an independent oil and gas consulting firm. No director, officer, or key employee of Miller and Lents, Ltd. has any financial ownership in ConocoPhillips, Quantum Resource Management, the LL&E Royalty Trust, or any affiliate. Our compensation for the required investigations and preparation of this report is not contingent on the results obtained and reported, and we have not performed other work that would affect our objectivity. Preparation of this report was supervised by an officer of the firm who is a professionally qualified and licensed Professional Engineer in the State of Texas

The Bank of New York	May 27, 2008
Trustee, LL&E Royalty Trust	Page 7
with more than 20 years of relevant experience in the estimation, assessment, and evaluation of oil and gas reserves.
     Any distribution or publication of this letter or any part thereof must include this letter in its entirety.

Very truly yours, MILLER AND LENTS, LTD.
By	/s/ Gary W. Priddy
Gary W. Priddy
Consulting Engineer, P.E.

By	/s/ Robert J. Oberst
Robert J. Oberst
Senior Vice President, P.E.

RJO/eb